Exhibit 99.1

             ADVO Announces Stock Split, Establishment of
  Quarterly Dividend and Increase in Stock Repurchase Authorization


    WINDSOR, Conn.--(BUSINESS WIRE)--Oct. 16, 2003--ADVO, Inc. (NYSE:
AD) announced today that it is taking the following major steps to enhance shareholder value:

    -- A three-for-two split of its common stock, to be effected by way of a stock dividend. As a result of the split, stockholders will receive one additional share of common stock for every two shares held.

    -- The establishment of a regular quarterly cash dividend. The initial quarterly dividend will be paid on pre-split shares at a rate of $0.165 per share. On a post-split basis, the ongoing regular quarterly dividend will be $0.11 per share ($0.44 per year).

    -- An increase in its stock repurchase authorization to 1.5 million post-split shares.

    The Company also announced it is taking advantage of favorable conditions in the capital markets to refinance its debt facilities. The Company expects to raise facilities to replace its current arrangements and provide a long-term source of capital to enhance its financial flexibility for the future. It is anticipated the new facilities will total approximately $275 million, consisting of 7 to 10-year private placement notes (approximately $125 million) and a bank revolver (approximately $150 million). The refinancing is expected to close during the Company's first fiscal quarter of 2004.
    "These actions reflect the strength of our cash flows, financial performance, and our confidence in the future," said ADVO Chairman and Chief Executive Officer Gary Mulloy. "We believe these actions will enhance existing shareholder value and make our stock more attractive to a broader range of new investors. Additionally, the refinancing will result in greater financial flexibility for ADVO and allow us to continue to focus on delivering outstanding results and value to our shareholders."
    The stock dividend will be paid on November 7, 2003 to common stockholders of record as of October 24, 2003. (Fractional shares will be rounded to the nearest whole number and no cash in lieu of shares will be issued.) The first regular cash dividend payment will be aligned with the stock split and also paid on November 7, 2003 to all shareholders of record on October 24, 2003.

    This report contains certain forward looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward looking statements. The Company's business is promotional in nature, and ADVO serves its clients on a "just in time" basis. As a result, fluctuations in the amount, timing, pages, weight, and kinds of advertising pieces can vary significantly from week to week, depending on its customers' promotional needs, inventories, and other factors. In any particular quarter these transactional fluctuations are difficult to predict, and can materially affect the Company's revenue and profit results. The Company's business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on retail advertising spending and the Company's distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company repurchases in the future under its buyback program; fluctuations in interest rates related to the outstanding debt; and other general economic factors.

    ADVO is the largest full-service targeted direct mail marketing services company in the United States, with annual revenues of over $1.1 billion. The Company's shared mail advertising programs reach 104 million U.S. households on a weekly and monthly basis. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 130 children. ADVO has 23 mail processing facilities and 50 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095, and the Company can be visited at its Web site at www.advo.com.


    CONTACT: ADVO, Inc.
             Investor Relations:
             Chris Hutter, 860-285-6424